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                                  EXHIBIT 23.1

                         Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statements (Form S-3 No. 333-_____ and Form S-3 No. 333-41549) and related Prospectus of KB Home for the registration of debt securities, preferred stock, common stock, warrants, stock purchase contracts, stock purchase units, and depositary shares with an aggregate price not to exceed $750,000,000 and to the incorporation by reference therein of our report dated December 21, 2000, with respect to the consolidated financial statements of KB Home included in its Annual Report (Form 10-K) for the year ended November 30, 2000, filed with the Securities and Exchange Commission.


                                       /s/ Ernst & Young LLP


Los Angeles, California
October 15, 2001